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                         Morgan, Lewis & Bockius LLP
                             2000 One Logan Square
                            Philadelphia, PA 19103
                                (215) 963-5000
                              Fax: (215) 963-5299



July 16, 1997


DecisionOne Holdings Corp.
50 East Swedesford Road
Frazer, Pennsylvania  19355


Re:      DecisionOne Holdings Corp.
         Registration Statement on Form S-4
         ----------------------------------

Ladies and Gentlemen:

We have acted as counsel to DecisionOne Holdings Corp., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the up to 1,580,940 shares of Common Stock, par value $.01 per share (the "Shares"), of the Company to be retained by existing stockholders of the Company pursuant to the Agreement and Plan of Merger dated as of May 4, 1997 among the Company and Quaker Holding Co., a Delaware corporation ("MergerSub"), as of the date hereof, a corporation owned by DLJ Merchant Banking Partners II, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners and DLJ First ESC LLC, filed as Annex A to the Registration Statement (the "Merger Agreement"). In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Company's Certificate of Incorporation and Bylaws; (c) certain records of the Company's corporate proceedings as reflected in its minute books; (d) the Merger Agreement; and
(e) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that the Shares, when retained in the manner and on the terms described in the Registration Statement and the Merger Agreement (after the Registration Statement is declared effective), will be duly authorized, validly issued, fully paid and non-assessable.



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DecisionOne Holdings Corp.
July 16, 1997
Page 2



We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the proxy statement included in the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is solely for your benefit, and may be relied upon only by you.

Very truly yours,


Morgan, Lewis & Bockius LLP

PH02/182844.1